Exhibit 10.2

Lorain National Bank
2014 Indirect Lending Commission Compensation Plan
For Sr. Vice President Indirect Lending

Section I.           PURPOSE

The Lorain National Bank Indirect Lending Commission Compensation Plan for the Sr. VP of Indirect Lending is designed to reward the Sr.VP of Indirect Lending with commission for achieving indirect lending production goals. Lorain National Bank reserves the right to amend, modify or terminate this Plan at any time.

The Sr. VP Indirect Lending Officer’s Job Description outlines job responsibilities and additional information.

Section II.  DEFINITIONS

The following terms, as used in this Plan, shall mean:

A.	Employer or Lorain National Bank. Lorain National Bancorp, its subsidiaries, affiliates, and/or joint venture partners.

B.	Employee: Sr. VP Indirect Lending

C.	Plan. The Lorain National Bank Indirect Lending Commission Plan for Indirect Dealer Sales Representative.

D.	Commission Payment. Commission payment earned by Employee on the Commission Payment Date. The Commission Payment is determined in accordance with Section IV of this Plan.

E.	Commission Payment Date. The date designated by Employer to be the date on which Commission Payments will be paid.

F.	Product or Service Definitions.

1.	Actual Loan Production: Actual principle amount of loans produced in a specified period.

Section III. ELIGIBILITY

Employees of Lorain National Bank, as defined in Section II.B, are eligible to participate in this plan. Other employees are not eligible to participate in this Plan unless authorized by the President of Lorain National Bank. .

Section IV.   COMPENSATION

Sr. VP of Indirect Lending will be eligible for a Commission Payment under this Plan based on Employee’s achievement of indirect loan production for the Plan year relative to the percentage of the loan production goal and a percentage of the Employee’s base salary, the recommendation of the CEO and on other terms as determined, interpreted and established in the sole discretion of the Compensation Committee.  The Committee retains the right and authority (in addition to any other rights or remedies of Employer) not to pay all or any part of an Incentive Payment to the Sr. VP of Indirect Lending based on operational wrongdoing or misconduct of the Sr. VP, as determined by the Committee in its sole discretion.  The Employer must document all exceptions to this Plan, including but not limited to forfeiture of payments.

Section V.    INCENTIVE PAYMENT SCHEDULE

A.	General

Employer will pay Employee Commission Payment on the Commission Payment Date. The Commission Payment shall be calculated as provided in Section IV of this Plan.

B.	Commission Payment Under Special Circumstances

If any provision of this section violates local, state or federal law, the applicable law shall control.

1.    Voluntary or Involuntary Termination. If Employee’s employment is voluntarily or involuntarily terminated, Employee is not entitled to receive Commission Payment. (Employee must be employed on the Commission Payment Date to be entitled to the respective payment.)

2.    Transfer. If Employee transfers to another position within Lorain National Bank that does not participate under this Plan, the Employee would receive Commission Payment for the appropriate quality.

3.    Leave of Absence. Refer to the Leave of Absence Policy in the HR Policy Manual for information about Commission Payments while Employee is on any type of leave of absence.

4.    Death. In the event of Employee’s death, the Employee is not entitled to receive Commission Payment.

C.	Payments

Deductions may also be made at the discretion of Lorain National Bank and in accordance with applicable state law for any amounts the employee owes to Lorain National Bank or with respect to which Lorain National Bank claims a right of recovery, including but not limited to cash advances to an employee, and overpayments of compensation.

Section VI.  PAYROLL/HUMAN RESOURCES

A.	Withholding Taxes

Lorain National Bank shall deduct from Employee’s compensation an amount necessary to satisfy Employee’s federal, state and local tax withholding requirements. Employee will be responsible for any applicable taxes.

B.	Commission Calculation

The President, the Sr. VP of Human Resources and the Compensation Committee, will review and approve commission calculation and payments, prior to forwarding to Payroll.

Payments will be made as detailed in Section IV.

The President and Sr. VP of Human Resources must document and approve all exceptions to the Compensation plan, including but not limited to, hold back of commission, new employee and employee transfer exceptions, accounting adjustments and any other adjustments related to incentive compensation payments. Additional reasons for plan modification include first year plans, unanticipated financial changes to actual results.

The President or Sr. VP of Human Resources will recommend any temporary, new hire or other incentive programs and will provide any plan interpretations.

In addition, if applicable, an Incentive Payment will be subject to forfeiture or repayment, and subject to recovery by Employer, if the Incentive Payment is based on financial statements or other performance metrics that are later determined to be materially inaccurate. In the event that the Committee determines by at least a majority vote that an Incentive Payment to Employee is recoverable pursuant to the foregoing, permitted by law, within 15 business days following written notice to Employee by Employer of such determination.

C.	Interpretation

The Lorain National Bancorp President will rule on any question or interpretation that may arise in this plan.

D.	Conflict with Human Resource Policy Manual

If anything in this Plan conflicts with the Human Resources Policy Manual, the terms of this Plan shall control unless otherwise specified in this Plan.

Section VII.     CONFIDENTIALITY

In consideration of being employed by Lorain National Bank, Employee agrees that during and following employment with the Bank, Employee will hold in strictest confidence and will not disclose to anyone any information concerning:

1.	The business or affairs of a current, past or prospective customer of Lorain National Bank.
2.	Any information concerning Lorain National Bank or its operations not readily available to the public, unless expressly authorized by the President of Lorain National Bank.

Upon termination of employment with Lorain National Bank, Employee will deliver to Lorain National Bank all documents, notes, materials and all copies thereof, relating to the operations of the business of Lorain National Bank and its customers.

Section VII.                      AT-WILL EMPLOYMENT

Employee agrees not to commence any action or suit related to Employee’s employment by Lorain National Bank:

1.	More than six months after the termination of Employee’s employment, if het action or suit is related to the termination of Employee’s employment, or

2.	More than six months after the event or occurrence on which Employee’s claim is based, if the action or suit is based on an event or occurrence other than the termination of Employee’s employment.

Employee agrees to waive any statute of limitations that is contrary to this Section.

Lorain National Bank

2014 Sr. VP Indirect Lending Commission Plan

Approved:
Daniel E. Klimas, President

Accepted:
Kevin Nelson, Sr. VP Indirect Lending